APPENDIX A

Zacks Investment Management, Inc.

Investment Company Code of Ethics

NOVEMBER 2007

TABLE OF CONTENTS

Page

II.	Definitions	1

III.	Confidentiality of Fund Transactions	3

IV.	Prohibited Purchases and Sales	4

V.	Scope of Mutual Fund Code of Ethics	5

VI.	Initial Holdings Reports	7

VII.	Quarterly Transactions Reports	8

VIII.	Annual Reporting Requirements	9

IX.	Review of Required Reports	9

X.	Sanctions	10

2

Appendix A

Zacks Investment Management, Inc.
Investment Company Code of Ethics

I.	Introduction

On n October 31, 1980, the Securities and Exchange Commission (the “SEC”) adopted Rule 17j-l under the Investment Company Act of 1940, as amended, (the “Company Act”) to require each investment company to adopt a written Code of Ethics (“Mutual Fund Code of Ethics”). The Mutual Fund Code of Ethics is designed to deal with the potential “conflicts of interests” that might arise regarding to transactions by the investment companies’ affiliated persons. Effective as of October 29, 1999, the SEC made substantial changes to Rule 17j-1. Each investment adviser to a registered fund is required to adopt a Mutual Fund Code of Ethics for approval by the Board of Directors of the Mutual Fund.1

Zacks Investment Management, Inc. (“ZIM”) serves as the sub-adviser to several Funds (the “Mutual Fund”), a series of the AIP Alternative Strategies Funds (“AIP Funds”) and Claymore Securities, Inc. (“Claymore Funds”) investment companies registered with the SEC under the Investment Company Act of 1940 (the “Company Act”). Thus, ZIM has adopted this Mutual Fund Code of Ethics in compliance with Rule 17j-1, as revised, to govern its relationship with the Mutual Fund. Unless the AIP Funds or Claymore Funds adopts an investment company Code of Ethics that includes ZIM and the Mutual Fund, ZIM will present this Mutual Fund Code of Ethics to the adviser for the AIP Funds and Claymore Funds, for approval by the board of the AIP Funds and Claymore Funds. This Mutual Code of Ethics governs ZIM’s directors and officers, as well as its Fund advisory persons and investment personnel, as defined herein.

II.	Definitions

1.	Access Person.

As used in Rule 17j-1 and this Mutual Fund Code of Ethics, the term “access person” shall mean any of ZIM’s directors, officers or advisory persons of the Mutual Fund.

2.	Advisory Person.

The term “advisory person” means:

(a) Any Supervised Person of ZIM (or of any company in a control relationship with ZIM) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Mutual Fund, or whose functions relate to the making any recommendations with respect to the purchases or sales; and
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1 Revisions of Rule 17j-1 were also made in conjunction with adoption of Rule 381-1 (the investment company compliance program rule).

(b) Any natural person in a control relationship to ZIM who obtains information concerning recommendations made to the Mutual Fund with regard to the purchase or sale of Covered Securities by the Mutual Fund.

3.    Investment Personnel.

As used in Rules 17j-1 and this Mutual Fund Code of Ethics, the term “investment personnel” means:

(a) Any Supervised Person of ZIM who (or any company that is in a control relationship to ZIM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Mutual Fund; and

(b) Any natural person who controls ZIM and who obtains information concerning recommendations to the Mutual Fund regarding the purchase or sale of securities of the Mutual Fund.

4.    Purchase or Sale of a Security.

As used in this Mutual Fund Code of Ethics, the “purchase or sale of a security” includes, inter alia, writing of an option to purchase or sell a security.

5.	Covered Security.

As used in this Mutual Fund Code of Ethics, the term “covered security” means a security as defined in Section 2(a)(36) of the Company Act, except that it shall not include a direct obligation of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

6.	Security Held or to be Acquired.

As used in this Mutual Fund Code of Ethics, this term shall mean any security as defined above which, within the most recent fifteen (15) days, (a) is or has been held by the Mutual Fund, or (b) is being or has been considered by the Mutual Fund or its Adviser for purchase by the Mutual Fund.

7.	“Being Considered for Purchase or Sale.”

A security is “being considered for purchase or sale” on behalf of the Mutual Fund when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

8.	Initial Public Offering (IPO).

An IPO means an offering of securities registered under the Securities of Act of 1933 (the “1933 Act”), the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

9.	Limited Offering.

A “limited offering” means an offering that is exempt from the registration requirements of the 1933 Act pursuant to Sections 4(2), 4(6) or 77d(6) or pursuant to Rules 504, 505 or 506 under the 1933 Act.

10.	Beneficial Ownership.

The term “beneficial ownership,” as used in the Code, shall be interpreted as set out in Rule 16a-1(a)(2) in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

11.	Authorized Person.

An authorized person of the Mutual Fund shall mean an officer of the Mutual Fund or of the Mutual Fund's Adviser and such other persons as shall be specifically designated by the Mutual Fund’s directors.

III.	Confidentiality of Fund Transactions

1.	Portfolio and Research Activities.

Information relating to the Mutual Fund's portfolio and research activities is confidential. Whenever statistical information or research is supplied to or requested by the Mutual Fund or ZIM, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Mutual Fund shall not be disclosed except to authorized persons. At least annually the Mutual Fund shall provide ZIM with a list of persons authorized to receive the Mutual Fund’s confidential information.

2.	Brokerage Orders.

All brokerage orders for the purchase and sale of securities for the account of the Mutual Fund will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

3.	Non-Public Information.

If any officer, Supervised Person or director of ZIM should obtain non-public information concerning the Mutual Fund's portfolio, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by the President of the Mutual Fund.

4.	Confidentiality Procedures.

In order to assure maximum confidentiality:

(a) The President of the Mutual Fund, or such other officer of the Mutual Fund or of ZIM as the President may designate, shall have the responsibility for coordinating all transactions for the purchase and sale of securities for the account of the Mutual Fund.

(b) All orders for the purchase or sale of securities for the Mutual Fund’s account shall be placed for execution by one or more Supervised Persons of ZIM specifically designated to do so.

(c) All records of the Mutual Fund’s transactions shall be kept in a secured place and shall not be released to anyone other than authorized persons.

(d) A representative designated by ZIM shall make such inspections as he or she may deem necessary in order to assure compliance with this Section.

IV.	Prohibited Purchases and Sales

1.	For Access Persons.

The following procedures apply to all of ZIM’s directors, officers, and advisory persons of the Mutual Fund:

(a) No access person may purchase any security that at the time is being purchased or, to his or her knowledge, is being considered for purchase by the Mutual Fund.

(b) No access person may sell any security that at the time is being sold or, to his or her knowledge, is being considered for sale by the Mutual Fund.

2.	For Access Persons who are Investment Personnel.

The following procedures apply to ZIM’s investment personnel, as defined above:

(a) Investment personnel must notify ZIM’s Chief Compliance Officer in writing of any intended purchase by the Mutual Fund of a security which such access person beneficially owns.

(b) Investment personnel may not dispose of such beneficially owned security until at least fifteen (15) days after the Mutual Fund completes its acquisition program, except where the access person can demonstrate to the satisfaction of ZIM’s Chief Compliance Officer a bona fide reason why such 15-day period should be waived. Examples of such bona fide reasons would be unexpected personal hardship occasioning a need for funds or special year-end tax considerations. Change in investment objectives or special new investment opportunities would not constitute acceptable reasons for a waiver.

(c) Investment personnel may not purchase any security that at the time is being purchased or being considered for purchase by the Mutual Fund, until at least fifteen (15) days after the Mutual Fund completes its acquisition program unless such access person obtains prior clearance for such purchase from ZIM’s Chief Compliance Officer or such other person to whom such authority is delegated.

(d) Investment personnel must notify ZIM’s Chief Compliance Officer in writing of his or her intended purchase of a security if such purchase occurs within fifteen (15) days after the Mutual Fund has sold such security.

(e) ZIM’s investment personnel are required by Rule 17j-1 to obtain approval from ZIM before directly or indirectly acquiring beneficial ownership in a security in an IPO or a limited offering. Currently, ZIM’s personal trading policies prohibit all of ZIM’s Supervised Persons from investing in initial public offerings and limited offerings.

3.    Section 16 Persons of Exchange-Traded Funds.

ZIM’s Access Persons who also serve as officers or directors of a Fund that is an exchange-traded fund are subject to Section 16 of the Exchange Act. These Investment Personnel must pre-clear all trades in any exchange-traded fund for which they serve as Section 16 officers or directors. ZIM’s regular pre-clearance procedures personal securities transactions should be used.

V.	Scope of Mutual Fund Code of Ethics

1.	Beneficial Ownership.

This Mutual Fund Code of Ethics applies to any security in which the access person has “a direct or indirect beneficial ownership.” Currently, “beneficial ownership” under Rule 17j-1 is determined in the same way as the term is interpreted under Section 16 of the Exchange Act. Under Section 16 and Rule 16a-1(a)(2) thereunder, an access person is deemed to own securities in which the person has a direct or indirect pecuniary interest. Thus, as used in this Mutual Fund Code of Ethics, a person is the beneficial owner of a security if the person directly or indirectly, through contract, arrangement, understanding, relationship, or otherwise has or shares:

(a) A “pecuniary interest” which is defined as the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities; and/or

(b)  An “indirect pecuniary interest” which, among other factors, includes securities held by members of the person’s immediate family sharing the same household. (In this case, presumed beneficial interest may be rebutted or disclaimed.) 2

2.	Exempt Purchases and Sales.

The prohibitions set forth in Section C of this Mutual Fund Code of Ethics shall not apply to:

(a) Purchases or sales effected in any security over which an access person has no direct or indirect influence or control;

(b) Purchases or sales of securities that are not eligible for purchase or sale by the Mutual Fund, except that investing in initial public offerings and limited offerings is prohibited;

(c) Purchases or sales of securities that are issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (except those that are advised by ZIM);

(d) Purchases or sales that are non-volitional on the part of either the access person or the Mutual Fund;

(e) Purchases that are part of an automatic dividend reinvestment plan;

(f) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(g) Purchases or sales that receive prior approval from ZIM’s Chief Compliance Officer because they are only remotely potentially relevant to the Mutual Fund, they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or held for the account of the Mutual Fund; or

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2 Access persons of ZIM are already required by ZIM’s personal trading policies to report holdings and transactions of members of their immediate families residing in the same household. Thus, the revised definition of “beneficial owner” in this Mutual Fund Code of Ethics does not represent a change in ZIM’s personal trading reporting requirements.

(h) Purchases or sales by non-investment personnel that have the prior approval of ZIM’s Chief Compliance Officer, who has ascertained that such person is not trading upon any special knowledge acquired by virtue of his or her position. Such transactions apply only to securities within the ambit of the Mutual Fund. Such pre-clearance procedure will be applicable to fixed income and equity funds.

3.	Identification of Access Persons.

ZIM considers each of its directors, officers as well as its advisory persons to the Mutual Fund and its investment personnel, as defined herein, to be access persons of the Mutual Fund. ZIM’s Supervised Persons who are advisory persons of the Mutual Fund and investment personnel of the Mutual Fund are ZIM’s portfolio managers who are assigned to manage the Mutual Fund’s assets. These access persons of Adviser are subject to the reporting requirements and limitations under the provisions of this Mutual Fund Code of Ethics.

Annually, ZIM will identify its access persons to the Mutual Fund and inform the access persons of their reporting requirements and other limitations.

VI.	Initial Holdings Reports[3]

An initial report of all securities holdings is required for each of ZIM’s access persons who became an access person of the Mutual Fund on or after March 1, 2000 (the “Initial Holdings Report”). Each Holdings Report should contain a list of all securities held by in an account controlled by the access person making the report (except those exempt from reporting, as set out in Section D.2.). ZIM’s access persons will use a form provided by ZIM for this purpose.

ZIM’s access persons to the Mutual Fund may fulfill this requirement by having their broker-dealers, banks or other custodians send a list of their holdings directly to ZIM’s Chief Compliance Officer or such other person designated by ZIM. In the event that the initial Holdings Report is provided in this means, ZIM’s access persons must verify that ZIM’s Chief Compliance Officer has received all of his or her holdings. ZIM’s access persons must sign a verification that all holdings have been provided to ZIM’s Chief Compliance Officer or other designated person. ZIM has adopted a form for this purpose as part of its general personal trading policies. The certification and the list of holdings will make up the Initial Holdings Report for ZIM’s access persons.

An Initial Holdings Report is due within 30 days of a person becoming an access person of the Mutual Fund. The data in the report must not be older than 45 days of the Supervised Person becoming an access person. Initial Holdings Reports are not required of access persons of the Mutual Fund who held that role as of the effective date of the amendment to Rule 17j-l that requires such reports. (Note: The Code of Ethics rule under the Advisers Act does require an Initial Holdings Report of all access persons.)
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3 Since each of ZIM’s Supervised Persons who serve as access persons and investment personnel for the Mutual Fund provides personal securities holdings reports under ZIM’s Investment Adviser Code of Ethics, these Supervised Persons currently fulfill their reporting obligations under this Mutual Fund Code of Ethics.

VII.	Quarterly Transactions Reports

1.	Scope of Reports.

Each of ZIM’s access persons, including its directors, officers, advisory persons of the Mutual Fund and its investment personnel for the Mutual Fund are required to cause quarterly statements for all of his or her brokerage accounts to be forwarded to ZIM's Chief Compliance Officer (or such other person designated by ZIM). The brokerage statements must include every security transaction in which an access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership as set out in Rule 17j-1, except purchases and sales specified in this Mutual Fund Code of Ethics as exempt and except to the extent such report would duplicate information reported pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).4 ZIM’s personal trading policies require its Supervised Persons to arrange to provide ZIM with all personal securities transactions by having duplicate brokerage statements sent to ZIM, except as excepted herein.

2.    Form of Report.

(a) Each access person of ZIM shall authorize and require that brokerage statements for all brokerage accounts shall be sent to ZIM’s Chief Compliance Officer showing every transaction in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases or sales effected in any account over which such access person has no direct or indirect control.

(b) All transactions during a calendar quarter required to be reported by the Code should be reported through brokerage statements no later than 30 days after the end of each quarter. A copy of brokerage confirmation statements sent directly to ZIM’s Chief Compliance Officer by brokers is ZIM's accepted form of reporting of transactions by access persons. Confirmation statements or other brokerage reports are not required if there were no reportable transactions during the prior calendar quarter. The report may contain a statement declaring that the reporting of any such transaction shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(c) Information supplied on the brokerage statements and confirmations is available for inspection by the SEC at any time during the five (5) year period following the end of the fiscal year in which each report is made.

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4 The reporting requirements of revised Rule 17j-1 are identical to those of Rule 204A-1 under the Advisers Act (the investment adviser code of ethics rule).

VIII.	Annual Reporting Requirements

1.	ZIM’s Annual Report.

Annually, ZIM shall report to the Board of the Mutual Fund on all issues that arose under the Mutual Fund Code of Ethics during the preceding calendar year. The annual reports to the Mutual Fund’s Board shall include the following information:

(a)	Material violations of the Mutual Fund Code of Ethics by ZIM’s access persons for the Mutual Fund;

(b)	Sanctions imposed for any material violations;

(c)	A certification that ZIM has procedures that are necessary to prevent violations of the Mutual Fund Code of Ethics.

2.	Annual Holdings Reports.

Each access person of the Mutual Fund is required to provide an annual list of all securities holdings (the “Annual Holdings Report”). ZIM’s access persons must submit their Annual Holdings Report to ZIM’s Chief Compliance Officer or such other person designated by ZIM.

Annual Holdings Reports are due within 45 days of the calendar year end. Such reports may be reported in the means described herein for Initial Holdings Reports.

Information contained in the Annual Holdings Reports must be dated within 30 days of the date submitted to ZIM.

3.    Annual Compliance Certification.

Each of ZIM’s access persons is required to provide ZIM’s Chief Compliance Officer with an annual certification that the individual has complied with the Mutual Fund Code of Ethics. The annual certification required of all of ZIM's Supervised Persons under its personal trading policies satisfies this reporting requirement.

IX.	Review of Required Reports

ZIM has developed a process for review of the reports filed by its access persons under this Mutual Fund Code of Ethics. Currently, ZIM’s Chief Compliance Officer reviews such reports. ZIM may designate other persons to perform this review role from time to time. The process is reasonably designed to prevent an abuse of this Mutual Fund Code of Ethics. On-going review of the process for preventing personal trading conflicts is a part of ZIM’s personal trading policies and procedures.

X.	Sanctions

No Mutual Fund Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to the Mutual Fund and its shareholders. Nevertheless, this Mutual Fund Code of Ethics sets forth the Mutual Fund's policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Mutual Fund Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

Upon discovering a violation of this Mutual Fund Code of Ethics, ZIM may impose sanctions that are appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Mutual Fund Code of Ethics. In addition, conduct inconsistent with this Mutual Fund Code of Ethics may result in a letter of censure or suspension or termination of the employment of the violator. Material violations and sanctions are reported to the Mutual Fund’s Board as set out above. A record of violations of this Mutual Fund Code of Ethics, and of any action taken as a result of such violations, will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.